Exhibit 99.1

NEWFIELD EXPLORATION REPORTS FIRST QUARTER RESULTS

FOR IMMEDIATE RELEASE

     Houston – (April 27, 2005) — Newfield Exploration Company (NYSE:NFX) today announced financial and operating results for the first quarter of 2005. A conference call to discuss the results is planned for 8:30 a.m. (CDT), Thursday, April 28. To participate in the call, dial 719-457-2680. A listen-only broadcast also will be provided over the Internet. Simply go to the Investor Relations section at http://www.newfld.com.

First Quarter 2005

     For the first quarter of 2005, Newfield reported net income of $60 million, or $0.95 per share (all per share amounts are on a diluted basis). Earnings for the quarter include the effects of the following two items:

➢ A $107 million charge ($69 million after tax), or $1.09 per share, associated with changes in the fair market value of open three-way collar contracts, which do not qualify for hedge accounting, and hedge ineffectiveness; and

➢ An $8 million benefit, or $0.12 per share, related to a reduction of the valuation allowance on Newfield’s U.K. net operating loss carry forwards because of a substantial increase in estimated future taxable income as a result of Newfield’s Grove discovery in the U.K. North Sea.

     Without the effects of these two items, net income for the quarter would have been $121 million, or $1.92 per share. Revenues in the first quarter of 2005 were $413 million. Net cash provided by operating activities before changes in operating assets and liabilities was $310 million in the first quarter of 2005. See Explanation and Reconciliation of Non-GAAP Financial Measures.

     By comparison, Newfield’s net income for the first quarter of 2004 was $78 million. Without the effect of unrealized commodity derivative expense of $11 million, net income for the first quarter of 2004 would have been $85 million, or $1.50 per share. Revenues in the same period were $305 million. Net cash provided by operating activities before changes in operating assets and liabilities was $208 million in the first quarter of 2004. See Explanation and Reconciliation of Non-GAAP Financial Measures.

     Newfield’s production in the first quarter of 2005 was 64.9 Bcfe, a 13% increase over first quarter 2004 production of 57.4 Bcfe. The following tables detail production and average realized prices for the first quarters of 2005 and 2004.

Quarterly Production(1)	1Q05	1Q04	% Change
United States
Natural gas (Bcf)	51.2	47.9	7%
Oil and condensate (MMBbls)	2.0	1.5	32%
International
Natural gas (Bcf)	—	0.2	N/M
Oil and condensate (MMBbls)	0.3	—	N/M
Total
Natural gas (Bcf)	51.2	48.1	6%
Oil and condensate (MMBbls)	2.3	1.5	47%
Total (Bcfe)	64.9	57.4	13%

Average Realized Prices (2)	1Q05	1Q04	% Change
United States
Natural gas (per Mcf)	$6.23	$5.33	17%
Oil and condensate (per Bbl)	$40.90	$31.98	28%
International
Natural gas (per Mcf)	$5.01	$4.03	24%
Oil and condensate (per Bbl)	$43.87	33.00	33%
Total
Natural gas (per Mcf)	$6.22	$5.32	17%
Oil and condensate (per Bbl)	$41.20	$31.98	29%
Total (per Mcfe)	$6.36	$5.32	20%

(1) Represents volumes sold regardless of when produced.

(2) Average realized prices include the effects of hedging other than our three-way collar contracts, which do not qualify for hedge accounting under SFAS No. 133. Had we included the effects of these contracts, our average realized price for total oil and condensate would have been $40.20 per Bbl and $31.03 per Bbl for the first quarter of 2005 and 2004, respectively. No three-way gas contracts settled in the first quarter of 2005 or 2004.

     Stated on a unit of production basis, Newfield’s lease operating expense (LOE) in the first quarter of 2005 was $0.67 per Mcfe, compared to LOE of $0.52 per Mcfe in the first quarter of 2004. Production and other taxes in the first quarter of 2005 increased to $0.17 per Mcfe compared to production and other taxes of $0.15 per Mcfe in the same period of 2004. DD&A expense in the first quarter of 2005 was $2.09 per Mcfe compared to DD&A expense of $1.85 per Mcfe in the same period of 2004. G&A expense in the first quarter of 2005 was $0.35 per Mcfe compared to G&A expense of $0.32 per Mcfe in the same period of 2004. G&A expense in the first quarter of 2005 is net of capitalized direct internal costs of $10 million. Capitalized direct internal costs were $6 million in the first quarter of 2004.

     Capital expenditures in the first quarter of 2005 were $254 million.

Explanation and Reconciliation of Non-GAAP Financial Measures

     Earnings stated without the effects of unrealized commodity derivative expense and the tax benefit related to reducing the U.K. tax asset valuation allowance, a non-GAAP financial measure, exclude certain items that affect the comparability of operating results. Earnings without the effects of these items are presented because the timing and amount of these items cannot be reasonably estimated and because earnings without the effects of these items are more comparable to earnings estimates provided by securities analysts.

     Our consolidated statement of income includes the effects of these items as follows:

•	Commodity derivative expense for the first quarter of 2005 and 2004 includes $107 million and $11 million, respectively, of unrealized commodity derivative expense resulting from changes in the fair market value of open three-way collar contracts, which do not qualify for hedge accounting, and hedge ineffectiveness, and $2 million and $1 million of realized expenses related to the monthly settlement of certain of those contracts in the first quarter of 2005 and 2004, respectively; and

•	Income tax provision for 2005 includes an $8 million benefit related to a reduction of the valuation allowance on Newfield’s U.K. net operating loss carry forwards because of a substantial increase in estimated future taxable income as a result of Newfield’s Grove discovery in the U.K. North Sea.

     A reconciliation of earnings without the effect of these items to net income is shown below:

	1Q05		1Q04
		(in millions)
Net income	$60		$78
Plus: Unrealized commodity derivative expense	107		11
Less: Income tax provision adjustment for above item	(38)		(4)
Less: Tax benefit related to U.K. net operating loss valuation allowance	(8)		—

Earnings stated without the effect of unrealized commodity derivative expense and tax benefit related to valuation allowance	$121		$85

     Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of net cash provided by operating activities before changes in operating assets and liabilities to net cash provided by operating activities is shown below:

	1Q05		1Q04
		(in millions)
Net cash provided by operating activities	$261		$219
Net change in operating assets and liabilities	49		(11)

Net cash provided by operating activities before changes in operating assets and liabilities	$310		$208

Second Quarter 2005 Estimates

     Natural Gas Production and Pricing The Company’s natural gas production in the second quarter of 2005 is expected to be 49 – 54 Bcf (538 – 593 MMcf/d). The price the Company realizes for natural gas production from the Gulf of Mexico and onshore Gulf Coast, after basis differentials, transportation and handling charges, typically averages $0.15 — $0.20 less per MMBtu than the Henry Hub Index. Realized gas prices for our Mid-Continent properties, after basis differentials, transportation and handing charges, typically average $0.70 — $0.80 less per MMBtu than the Henry Hub Index. Hedging gains or losses will affect price realizations.

     Crude Oil Production and Pricing The Company’s oil production, including international liftings, in the second quarter of 2005 is expected to be 2.1 – 2.3 million barrels (24,000 – 26,000 BOPD). Newfield expects to produce approximately 4,200 BOPD from its Malaysian operations. The timing of liftings in Malaysia may affect total reported production. The price the Company receives for Gulf Coast production typically averages about $2 per barrel below the NYMEX West Texas Intermediate (WTI) price. The price the Company receives for its production in the Rocky Mountains averages about $3 per barrel below WTI. Oil production from the Mid-Continent typically sells at a $1.00 – $1.50 per barrel discount to WTI. Oil production from Malaysia typically sells at Tapis, or about even with WTI. Hedging gains or losses will affect price realizations.

     Lease Operating Expense and Production Taxes LOE is expected to be $44 – $49 million ($0.68 – $0.75 per Mcfe) in the second quarter of 2005. Production taxes in the second quarter of 2005 are expected to be $12 – $13 million ($0.19 – $0.21 per Mcfe). These expenses vary and are subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

     General and Administrative Expense G&A expense for the second quarter of 2005 is expected to be $23 – $25 million ($0.36 – $0.40 per Mcfe), net of capitalized direct internal costs. Capitalized direct internal costs are expected to be $9 – $11 million. G&A expense includes stock and incentive compensation expense. Incentive compensation expense depends largely on adjusted net income (as defined in the Company’s incentive compensation plan), which excludes unrealized gains and losses on commodity derivatives.

     Interest Expense The non-capitalized portion of the Company’s interest expense for the second quarter of 2005 is expected to be $7 – $8 million ($0.11 – $0.12 per Mcfe). As of April 27, 2005, outstanding borrowings under the Company’s credit arrangements were $83 million. The remainder of long-term debt consists of four separate issuances of notes that in the aggregate total $875 million in principal amount. Capitalized interest for the second quarter of 2005 is expected to be about $11 – $12 million.

     Income Taxes Including both current and deferred taxes, the Company expects its consolidated income tax rate in the second quarter of 2005 to be about 35 – 39%. About 80% of the tax provision is expected to be deferred.

     The Company provides information regarding its outstanding hedging positions in its annual and quarterly reports filed with the SEC and in its electronic publication — @NFX. This publication can be found on Newfield’s web page at http://www.newfld.com. Through the web page, you may elect to receive @NFX through e-mail distribution.

     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield’s areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko and Arkoma Basins of the Mid-Continent, the Uinta Basin of the Rocky Mountains and select international ventures.

     **The statements set forth in this release regarding estimated or anticipated second quarter results and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources, labor conditions and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company	For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020	Steve Campbell
Houston, TX 77060	(281)847-6081
www.newfld.com	info@newfld.com

###

	For the
CONSOLIDATED STATEMENT OF INCOME	Three Months Ended
(Unaudited, in millions, except per share data)	March 31,
	2005	2004

Oil and gas revenues	$413.1	$305.4
Operating expenses:
Lease operating	43.2	29.9
Production and other taxes	11.1	8.4
Transportation	2.4	1.4
Depreciation, depletion and amortization	135.7	105.9
General and administrative	22.8	18.6

Total operating expenses	215.2	164.2

Income from operations	197.9	141.2
Other income (expenses):
Interest expense	(18.0)	(12.5)
Capitalized interest	11.4	3.9
Commodity derivative expense	(108.9)	(12.2)
Other	—	0.6

	(115.5)	(20.2)

Income before income taxes	82.4	121.0
Income tax provision	22.4	43.1

Net income	$60.0	$77.9

Earnings per share:
Basic	$0.96	$1.39

Diluted	$0.95	$1.38

Weighted average number of shares outstanding for basic earnings per share	62.2	55.9
Weighted average number of shares outstanding for diluted earnings per share	63.3	56.6

CONDENSED CONSOLIDATED BALANCE SHEET	March 31,	December 31,
(Unaudited, in millions)	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$30.9	$58.3
Accounts receivable	244.8	247.7
Inventories	16.3	7.8
Derivative assets	13.3	54.5
Deferred taxes	63.0	1.0
Other current assets	18.4	22.3

Total current assets	386.7	391.6

Oil and gas properties, net (full cost method)	3,896.6	3,775.3
Furniture, fixtures and equipment, net	18.4	18.3
Derivative assets	19.6	55.6
Other assets	20.8	21.4
Deferred taxes	8.6	—
Goodwill	65.3	65.3

Total assets	$4,416.0	$4,327.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$381.8	$427.0
Derivative liabilities	156.8	47.0

Total current liabilities	538.6	474.0

Other liabilities	16.1	15.8
Derivative liabilities	144.8	83.1
Long-term debt	933.0	992.4
Asset retirement obligation	200.4	194.2
Deferred taxes	577.1	551.1

Total long-term liabilities	1,871.4	1,836.6

Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY
Common stock	0.6	0.6
Additional paid-in capital	1,143.1	1,102.5
Treasury stock	(27.8)	(27.3)
Unearned compensation	(26.3)	(9.5)
Accumulated other comprehensive income (loss):
Foreign currency translation adjustment	2.4	2.6
Commodity derivatives	(93.9)	0.1
Retained earnings	1,007.9	947.9

Total stockholders’ equity	2,006.0	2,016.9

Total liabilities and stockholders’ equity	$4,416.0	$4,327.5

CONDENSED CONSOLIDATED	For the
STATEMENT OF CASH FLOWS	Three Months Ended
(Unaudited, in millions)	March 31,
	2005	2004

Cash flows from operating activities:
Net income	$60.0	$77.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	135.7	105.9
Deferred taxes	5.9	12.5
Stock compensation	1.7	1.0
Commodity derivative expense	106.6	10.8

	309.9	208.1
Changes in operating assets and liabilities	(49.2)	10.6

Net cash provided by operating activities	260.7	218.7

Cash flows from investing activities:
Additions to oil and gas properties	(244.4)	(147.1)
Additions to furniture, fixtures and equipment	(1.3)	(0.7)

Net cash used in investing activities	(245.7)	(147.8)

Cash flows from financing activities:
Proceeds from borrowings under credit arrangements	258.0	132.5
Repayments of borrowings under credit arrangements	(315.0)	(202.5)
Repurchases of secured notes	—	(2.9)
Proceeds from issuances of common stock	15.2	3.6
Purchases of treasury stock	(0.5)	(0.3)

Net cash used in financing activities	(42.3)	(69.6)

Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.3

Increase (decrease) in cash and cash equivalents	(27.4)	1.6
Cash and cash equivalents, beginning of period	58.3	15.3

Cash and cash equivalents, end of period	$30.9	$16.9